EXHIBIT 10.6

November 2, 2005

(Delivery by Facsimile and Overnight Courier)

Viraj J. Patel
[address]

Dear Viraj:

I am pleased to confirm UTStarcom’s job offer to you for the position of Vice President, Chief Accounting Officer & Corporate Controller, with a starting date of November 7, 2005.  This position reports directly to Fran Barton, the Company’s Executive Vice President and Chief Financial Officer, and is located at the Company’s headquarters in Alameda, California.

The key elements of this employment offer are as follows:

Salary: Your gross annual salary is $240,000.  Paydays are on the 15th and the last day of each month.  Direct deposit is available.

Signing Bonus: You will be paid a gross signing bonus amount of $50,000, payable upon the completion of your first sixty (60) days of employment with the Company.

Options: You will be granted UTStarcom stock options and share purchase rights, as follows:

a)             Stock Options: You will be granted UTStarcom stock options in the total amount of 50,000 shares, at the Fair Market Value on the grant date.  Option shares are granted at the next Compensation Committee Meeting following your start date.  These options will be vested in four years from the grant date: 25% of the options will be vested after one year, and the remaining shares will be vested at 1/36th per month thereafter.

b)            Share Purchase Rights: You will be granted UTStarcom share purchase rights (SPRs) in the total amount of 50,000 shares, with the opportunity for you to exercise these rights at a per share price of $0.00125 within 30 days of the date of this offer letter.  These SPRs will be vested in four years from the grant date: 25% of the SPRs will be vested after one year from the date of grant, 25% after two years, 25% after three years, and 25% after four years from the date of grant.

Annual Bonus: For calendar year 2005, you will be eligible for a total gross cash bonus amount of up to 35% of your annual gross salary.  Your total aggregate bonus will be based upon completion of mutually agreed upon performance objectives as determined by Fran Barton, and would be paid in February 2006.

Change of Control Agreement: You will be offered a change in control agreement to be entered into between yourself and the Company, which shall provide for the accelerated vesting of any unvested stock options and SPRs in the event of a “Change in Control,” as so defined within the agreement.

Other Benefits: Please find enclosed further information regarding UTStarcom’s health, dental, financial and retirement benefits.  Most benefits allow for eligibility upon your first day of service with the Company.

Please be prepared to provide proof of eligibility for employment in the United States on your first day of work, in compliance with the Immigration Reform and Control Act (Form I-9).  Additionally, this offer of employment is contingent upon completion of both personal reference verifications, and a criminal background check.  UTStarcom reserves the right to withdraw its offer of employment to you if the results of the reference verifications and/or the criminal background check are not satisfactory, in the sole judgment of UTStarcom.

As an employee of the Company, you will be expected to abide by Company rules and regulations.  You will be expected to sign and comply with an agreement, which requires, among other provisions, the nondisclosure of proprietary information.

We are pleased that you have chosen to become part of the UTStarcom team, and wish you the very best as you begin your employment with UTStarcom.  If you have any questions about UTStarcom or its benefit programs, please feel free to contact either myself at 510-749-1530 (or Russell@utstar.com), or Ed Hudson, the Company’s Director of Human Resources, at 510-769-2828 (or ed.hudson@utstar.com).

Please sign one copy of this letter to indicate your intent to accept the terms and conditions of this offer letter, and please return the signed copy to the Human Resource Department confidential fax at (510) 338-4395.

Sincerely,

/s/ Russell L. Boltwood

Russell L. Boltwood
General Counsel/CHRO

I accept the terms and conditions of this offer letter, and I understand that it replaces those of any earlier offers of employment (if any).

Signed:	/s/ Viraj J. Patel
Employee Signature

Print Name:	Viraj J. Patel
Date:	November 3, 2005